Exhibit 99.1

Expedia Group Reports Third Quarter 2018 Results
BELLEVUE, WA – October 25, 2018 – Expedia Group, Inc. (NASDAQ: EXPE) announced financial results today for the third quarter ended September 30, 2018.
Key Highlights

•	Gross bookings increased $2.5 billion or 11% year-over-year to $24.7 billion. Revenue increased 10% year-over-year to $3.3 billion.

•	Net income and Adjusted EBITDA grew 49% and 29% year-over-year, respectively, during the third quarter. HomeAway grew both operating income and Adjusted EBITDA 66% year-over-year.(1)

•	Total stayed lodging room nights grew 13% year-over-year, while stayed property nights for HomeAway increased 28% year-over-year.

•
Expedia Group's global lodging portfolio increased to more than 895,000 properties available as of September 30, 2018, including over 300,000 integrated HomeAway listings. HomeAway now offers nearly 1.8 million online bookable listings.

•	Year to date, Expedia Group repurchased 5.4 million shares for $634 million.
Financial Summary & Operating Metrics ($ millions except per share amounts)

	Expedia Group (excluding trivago)(2)			Expedia Group, Inc.
Metric	Q3 2018	Q3 2017	Δ Y/Y	Q3 2018	Q3 2017	Δ Y/Y
Room night growth	13%	16%	(383) bps	13%	16%	(383) bps
Gross bookings	$24,676	$22,197	11%	$24,676	$22,197	11%
Revenue	3,076	2,745	12%	3,276	2,966	10%
Operating income	651	499	31%	672	481	39%
Net income attributable to Expedia Group				525	352	49%
Diluted EPS				$3.43	$2.23	54%
Adjusted EBITDA(1)	881	717	23%	912	709	29%
Adjusted net income(1)	553	393	41%	567	399	42%
Adjusted EPS(1)	$3.56	$2.47	44%	$3.65	$2.51	46%
Free cash flow(1)				(594)	(612)	(3)%

(1) "Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 14-19 herein for an explanation and reconciliations of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.
(2) Upon completion of its initial public offering on December 16, 2016, trivago became a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group.
Please refer to the "Glossary of Business Terms," located in the Quarterly Results section on Expedia Group's investor relations website, for business and financial statement definitions used throughout this release.

Discussion of Results
The results for Expedia Group, Inc. ("Expedia Group" or "the Company") include Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Egencia®, trivago®, HomeAway®, VRBO®, Orbitz®, Travelocity®, Wotif®, lastminute.com.au®, ebookers®, CheapTickets®, Hotwire®, Classic Vacations®, Expedia Group™ Media Solutions, CarRentals.com™, Expedia Local Expert®, Expedia® CruiseShipCenters®, SilverRail Technologies, Inc.™, ALICE® and Traveldoo®, including the related international points of sale for all brands. All amounts shown are in U.S. dollars.

The results include the impact of ALICE following the Company's acquisition of a majority ownership stake in August 2017. All comparisons, unless otherwise noted, are to the third quarter of 2017.

Gross Bookings & Revenue

	Gross Bookings			Revenue
	Third Quarter			Third Quarter
	2018	2017	Δ%	2018	2017	Δ%
	($ millions)			($ millions)
Core OTA	$20,217	$18,456	10%	$2,527	$2,314	9%
HomeAway	2,496	2,013	24%	410	305	35%
Egencia	1,963	1,728	14%	139	126	10%
Expedia Group (excluding trivago)	$24,676	$22,197	11%	$3,076	$2,745	12%
trivago	—	—	—%	295	338	(13)%
Intercompany eliminations	—	—	—%	(95)	(117)	(18)%
Total	$24,676	$22,197	11%	$3,276	$2,966	10%
Note: Some numbers may not add due to rounding.
For the third quarter of 2018, total gross bookings increased 11% (including 1 percentage point of negative foreign exchange impact), driven primarily by growth in Brand Expedia, HomeAway, Hotels.com and Expedia Partner Solutions. Domestic gross bookings increased 13% and international gross bookings increased 9% (including 3 percentage points of negative foreign exchange impact). International gross bookings totaled $9.4 billion and accounted for 38% of worldwide bookings, compared with 39% in the third quarter of 2017.
For the third quarter of 2018, revenue increased 10% (including 1 percentage point of negative foreign exchange impact), driven primarily by growth in HomeAway, Brand Expedia, Expedia Partner Solutions and Hotels.com. Domestic revenue increased 14% and international revenue increased 7% (including 4 percentage points of negative foreign exchange impact). International revenue equaled $1.5 billion, representing 45% of worldwide revenue, compared to 47% in the third quarter of 2017. Total revenue excluding trivago was $3.1 billion, an increase of 12% compared to the third quarter of 2017.
Product & Services Detail
As a percentage of total worldwide revenue in the third quarter of 2018, lodging accounted for 72%, advertising and media accounted for 9%, air accounted for 6% and other revenue accounted for the remaining 13%.
Lodging revenue increased 12% in the third quarter of 2018 driven by growth in HomeAway, Expedia Partner Solutions and Hotels.com. Room nights stayed increased 13% while revenue per room night decreased 1% in the third quarter of 2018.
Air revenue increased 11% in the third quarter of 2018 on a 4% increase in air tickets sold as well as a 6% increase in revenue per ticket. Air revenue growth was primarily driven by benefits from the reclassification of distribution fees from contra-revenue to cost of revenue.

Advertising and media revenue increased 1% in the third quarter of 2018 due to continued growth at Expedia Group Media Solutions, offset by a decline at trivago. Other revenue increased 11% in the third quarter of 2018 primarily reflecting growth in the travel insurance product.
Generally Accepted Accounting Principles (GAAP) Expenses

	Costs and Expenses			As a % of Revenue
	Third Quarter			Third Quarter
	2018	2017	Δ%	2018	2017	Δ in bps
	($ millions)
GAAP cost of revenue	$504	$459	10%	15.4%	15.5%	(7)
GAAP selling and marketing	1,501	1,461	3%	45.8%	49.3%	(344)
GAAP technology and content	404	350	15%	12.3%	11.8%	53
GAAP general and administrative	202	141	43%	6.1%	4.8%	138
Total GAAP costs and expenses	$2,611	$2,411	8%	79.7%	81.3%	(159)
GAAP Cost of Revenue

•
For the third quarter of 2018, total GAAP cost of revenue increased 10%, compared to the third quarter of 2017, due to $20 million more in customer operations expenses, including higher direct and headcount costs to support growth of the business, as well as $18 million more in data center, cloud and other costs. Cloud expense in GAAP cost of revenue was $22 million during the third quarter of 2018, compared to $17 million in the third quarter of 2017.

GAAP Selling and Marketing

•
For the third quarter of 2018, total GAAP selling and marketing expense increased 3%, compared to the third quarter of 2017, due to a $4 million increase in direct costs. Expedia Partner Solutions and Brand Expedia accounted for the majority of the increase in direct costs, offset by a decrease at trivago. For the third quarter of 2018, indirect costs increased $36 million, primarily driven by growth in personnel in the lodging supply organization.

GAAP Technology and Content

•
For the third quarter of 2018, total GAAP technology and content expense increased 15%, compared to the third quarter of 2017, in part due to increased personnel and overhead of $29 million from investments in our ecommerce platform and products. In addition, depreciation and amortization of technology assets increased $14 million. Cloud expense in GAAP technology and content expense was $11 million during the third quarter of 2018, compared to $11 million in the third quarter of 2017.

GAAP General and Administrative

•
For the third quarter of 2018, total GAAP general and administrative expense increased 43%, compared to the third quarter of 2017, primarily due to the prior period reversal of approximately $41 million of previously recognized stock-based compensation expense related to the departure of the former CEO as well as higher personnel and overhead costs of $13 million, resulting from increased headcount at corporate.

Adjusted Expenses - Expedia Group

	Costs and Expenses			As a % of Revenue
	Third Quarter			Third Quarter
	2018	2017	Δ%	2018	2017	Δ in bps
	($ millions)
Adjusted cost of revenue *	$477	$431	11%	14.5%	14.5%	3
Adjusted selling and marketing *	1,478	1,441	3%	45.1%	48.6%	(348)
Adjusted technology and content *	262	223	17%	8.0%	7.5%	48
Adjusted general and administrative *	169	153	10%	5.1%	5.2%	(2)
Total adjusted costs and expenses	$2,386	$2,248	6%	72.8%	75.8%	(300)
Total depreciation	171	156	10%	5.2%	5.3%	(2)
Total stock-based compensation	54	7	757%	1.6%	0.2%	143
Total costs and expenses	$2,611	$2,411	8%	79.7%	81.3%	(159)
*Adjusted expenses are non-GAAP measures. See pages 14-19 herein for a description and reconciliation to the corresponding GAAP measures.
Note: Some numbers may not add due to rounding.
Adjusted Expenses - Expedia Group (excluding trivago)

	Costs and Expenses			As a % of Revenue
	Third Quarter			Third Quarter
	2018	2017	Δ%	2018	2017	Δ in bps
	($ millions)
Adjusted cost of revenue *	$475	$428	11%	15.4%	15.6%	(15)
Adjusted selling and marketing *	1,337	1,237	8%	43.5%	45.1%	(162)
Adjusted technology and content *	246	209	18%	8.0%	7.6%	40
Adjusted general and administrative *	158	144	9%	5.1%	5.3%	(13)
Total adjusted costs and expenses	$2,216	$2,018	10%	72.0%	73.5%	(150)
Total depreciation	168	154	9%	5.5%	5.6%	(15)
Total stock-based compensation	48	1	NM	1.5%	—%	153
Total costs and expenses	$2,432	$2,173	12%	79.1%	79.2%	(12)
*Adjusted expenses are non-GAAP measures. See pages 14-19 herein for a description and reconciliation to the corresponding GAAP measures.
Note: Some numbers may not add due to rounding.
Adjusted Cost of Revenue

•
For the third quarter of 2018, total adjusted cost of revenue increased 11%, compared to the third quarter of 2017, primarily due to an increase in customer operations expenses, including higher direct and headcount costs to support growth of the business, as well as an increase in cloud expense.

Adjusted Selling and Marketing

•
For the third quarter of 2018, total adjusted selling and marketing expense increased 3%, compared to the third quarter of 2017, due to a $4 million increase in direct costs and a $33 million increase in indirect costs. As a percentage of total adjusted selling and marketing, indirect costs represented 17% in the third quarter of 2018, up from 15% in the third quarter of 2017.

•
Adjusted selling and marketing expense excluding trivago increased 8% in the third quarter of 2018. Expedia Partner Solutions and Brand Expedia accounted for the majority of the increase in direct costs. The growth in indirect costs was primarily driven by growth in personnel due to increased headcount in the lodging supply organization.

Adjusted Technology and Content

•	For the third quarter of 2018, total adjusted technology and content expense increased 17%, compared to the third quarter of 2017, in part due to investments in our ecommerce platform and products.
Adjusted General and Administrative

•	For the third quarter of 2018, total adjusted general and administrative expense increased 10%, compared to the third quarter of 2017, primarily due to increased headcount at corporate.
Depreciation Expense
Depreciation expense increased $15 million or 10% to $171 million in the third quarter of 2018, primarily due to increased expenses related to previously capitalized software development costs for completed technology projects that have been placed into service, partly offset by a decrease in expenses related to capitalized data center hardware.

Stock-Based Compensation Expense
Stock-based compensation expense increased $47 million to $54 million in the third quarter of 2018, primarily due to the prior period reversal of approximately $41 million of previously recognized stock-based compensation expense related to the departure of the former CEO.

Net Income Attributable to Expedia Group and Adjusted EBITDA(1)*

	Third Quarter
	2018	2017	Δ%
	($ millions)
Core OTA	$837	$734	14%
HomeAway	209	126	66%
Egencia	19	20	(8)%
Unallocated overhead costs	(184)	(163)	13%
Expedia Group (excluding trivago)	$881	$717	23%
trivago(2)	31	(8)	NM
Total Adjusted EBITDA	$912	$709	29%

Net income attributable to Expedia Group(3)	$525	$352	49%
(1)During the first quarter of 2018, we updated our allocations methodology and recast the historical Adjusted EBITDA by segment information presented to be on a comparable basis.
(2) Upon completion of its initial public offering on December 16, 2016, trivago became a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group.
(3) Expedia Group does not calculate or report net income by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 14-19 herein for a description and reconciliation to the corresponding GAAP measure.
Note: Some numbers may not add due to rounding.
GAAP net income attributable to Expedia Group was $525 million in the third quarter of 2018, an increase of 49% compared to the third quarter of 2017. Adjusted EBITDA was $912 million in the third quarter of 2018, an increase of 29% compared to the third quarter of 2017. Adjusted EBITDA excluding trivago was $881 million, an increase of 23% compared to the third quarter of 2017.
Amortization of Intangible Assets
Consolidated amortization of intangible assets was flat year-over-year at $71 million in the third quarter of 2018.

Legal Reserves, Occupancy Tax and Other
Legal reserves, occupancy tax and other includes a $78 million gain on a pay-to-play refund in the third quarter of 2018.

Interest and Other

Consolidated interest income increased $25 million in the third quarter of 2018, compared to the third quarter of 2017, primarily due to $19 million in accumulated interest on the pay-to-play refund above, as well as higher invested balances and to a lesser extent higher rates of return. Consolidated interest expense increased $3 million in the third quarter of 2018, compared to the third quarter of 2017, due to the issuance of the $1 billion of senior notes in September 2017, partly offset by the maturity and repayment of the $500 million of senior notes in August 2018.
Consolidated other, net was a loss of $47 million in the third quarter of 2018, compared to a loss of $31 million in the third quarter of 2017. The loss in the third quarter of 2018 was primarily related to a mark-to-market loss on a minority equity investment, while the loss in the third quarter of 2017 was related to foreign exchange. Expedia Group's revenue hedging program is designed primarily to offset the book-to-stay impact on merchant hotel revenue. Expedia Group includes that portion of any realized gains or losses from the revenue hedging program that are included in other, net that relate to revenue recognized in the period in the calculation of Adjusted EBITDA.
Income Taxes
The GAAP effective tax rate was 13% for the third quarter of 2018, compared to 16% for the third quarter of 2017. The decrease in the GAAP effective tax rate in the third quarter of 2018 compared to the third quarter of 2017 was primarily driven by the Tax Cuts and Jobs Act (the "Tax Act"), a decrease in excess tax benefits for stock compensation as well as discrete tax items. The effective tax rate on pretax adjusted net income ("ANI") was 17% for the third quarter of 2018, compared to 21% for the third quarter of 2017. The decrease in the ANI effective tax rate for the third quarter of 2018 compared to the third quarter of 2017 was primarily driven by the Tax Act.

Balance Sheet, Cash Flows and Capitalization
Cash, cash equivalents, restricted cash and short-term investments totaled $3.6 billion at September 30, 2018. For the nine months ended September 30, 2018, consolidated net cash provided by operating activities was $2.1 billion and consolidated free cash flow totaled $1.5 billion. Both measures include $904 million from net changes in operating assets and liabilities, primarily driven by an increase in deferred merchant bookings. For the nine months ended September 30, 2018, consolidated free cash flow increased $66 million compared to the prior year period.
Long-term investments and other assets includes an investment in Despegar.com, Corp. ("Despegar"), which is recorded at a fair value of $161 million as of September 30, 2018, and $338 million of a $350 million investment made in Traveloka Holding Limited in July 2017, accounted for as a cost method investment, with a small portion allocated to intangible assets. As of January 1, 2018, we adopted the new guidance related to accounting for minority equity investments and financial liabilities under the fair value option, and minority equity investments with readily determinable fair values, such as our investment in Despegar, must be carried at fair value with changes in fair value recorded through net income. Previously, this investment was designated as available for sale and recorded at fair value with changes in fair value reflected through other comprehensive income (loss).
Long-term debt, net of applicable discounts and debt issuance costs, totaled $3.7 billion at September 30, 2018 consisting of $991 million in 3.8% senior notes due 2028; $742 million in 5.0% senior notes due 2026; $496 million in 4.5% senior notes due 2024; $750 million in 2.5% (€650 million) senior notes due 2022; and $748 million in 5.95% senior notes due 2020. In August 2018, the $500 million in 7.456% senior notes matured and the balance was repaid. In addition, as of September 30, 2018, Expedia Group had a $2 billion unsecured revolving credit facility which was essentially untapped.
At September 30, 2018, Expedia Group had stock-based awards outstanding representing approximately 21 million shares of Expedia Group common stock, consisting of options to purchase approximately 18 million common shares with a $99.59 weighted average exercise price and weighted average remaining life of 4.5 years, and approximately 3 million restricted stock units ("RSUs").
During the first nine months of 2018, Expedia Group repurchased 5.2 million shares of Expedia Group common stock for an aggregate purchase price of $602 million excluding transaction costs (an average of $115.81 per share). As of September 30, 2018, there were approximately 14.7 million shares remaining under the April 2018 repurchase authorization. Subsequent to the end of the third quarter of 2018, we repurchased an additional 0.3 million shares for a total cost of $33 million excluding transaction costs (an average of $129.35 per share).

On September 13, 2018, Expedia Group paid a quarterly dividend of $47 million ($0.32 per common share). In addition, on October 19, 2018, the Executive Committee of Expedia Group's Board of Directors declared a cash dividend of $0.32 per share of outstanding common stock to be paid to stockholders of record as of the close of business on November 15, 2018, with a payment date of December 6, 2018. Based on current shares outstanding, the total payment for this quarterly dividend is estimated to be approximately $48 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia Group's Board of Directors.

Recent Highlights
Expedia Group

•
As of September 30, 2018, Expedia Group's global lodging portfolio consisted of more than 895,000 properties, including more than 300,000 integrated HomeAway listings. HomeAway offers nearly 1.8 million online bookable listings.

•	Expedia Group signed supply marketing agreements with Enterprise Holdings and South African Airways.

•
Expedia Group purchased AirAsia's remaining 25% equity interest in AAE Travel Pte. Ltd., the joint venture formed by the two companies in March 2011 and in which Expedia Group had held 75% equity since 2015.

•
Expedia Group and Chase Card Services announced a strategic alliance to enhance the Chase Ultimate Rewards travel hub featuring Expedia Group's industry leading network of flights, hotels, vacation rentals, car rentals and activities, powered by Expedia Partner Solutions (EPS) technology.

•
Expedia Group announced it is the Official Travel Partner of the UEFA Champions League. The three-season agreement led by Brand Expedia and Hotels.com includes the UEFA Super Cup, UEFA Youth League Finals and the newly formed UEFA Futsal Champions League Finals until the end of the 2020-2021 season.

Core OTA

•
Brand Expedia launched four new points of sale including Costa Rica, where travelers can shop for hotels and flights in their local language, as well as Egypt, the Kingdom of Saudi Arabia and the United Arab Emirates, where travelers can shop for hotels and flights in their local currency.

•
The Brand Expedia Action for Google Assistant is now live, letting travelers browse and book hotels, cancel reservations, check their Expedia Rewards balances, hear packing lists and more. In addition, the cruise product is now available on the Brand Expedia mobile app.

•
Hotels.com launched new features on its mobile app including TravelGuides, a post-booking tool that provides users with relevant content about the destination they have booked, as well as a Siri Shortcut that enables travelers to retrieve booking information through their Apple device, simply by using voice commands.

•	Vueling Holidays, powered by EPS' white-labeled business template, was launched, giving Vueling travelers access to flight and hotel package deals.

•	Expedia Local Expert now offers more than 30,000 activities from over 4,500 suppliers in 1,800 destinations.

•
Expedia CruiseShipCenters signed an agreement with American Queen Steamboat Company, its first with a line sailing through American rivers, and launched Regent Seven Seas Cruises, Seabourn and Viking River Cruises online.

trivago

•	trivago launched its new mobile app on both Android and iOS, which includes a redesigned user interface with multiple new features.
HomeAway

•
With the acquisitions of Pillow and ApartmentJet, HomeAway is investing in software solutions that give multifamily building owners and managers more control and visibility over short-term rental activity in their communities. Acquiring Pillow and ApartmentJet will help unlock urban growth opportunities that, over time, will contribute to HomeAway's ability to add an even broader selection of accommodations to its marketplace, ensuring travelers always find the perfect place to stay.

•
HomeAway continued to consolidate its international footprint with the migration of AlugueTemporada in Brazil to the HomeAway platform, enabling full ecommerce capabilities that include the option for travelers to pay in local currency installments.

Egencia

•	To help companies better understand and use their data to optimize business travel spend, Egencia launched Egencia Analytics Studio, an enhanced data visualization and analytics platform.

•
Egencia is the first travel management company to offer a mobile app for all managed travel functions, which now provides travel managers, approvers and arrangers access to duty of care, trip approval and change trip capabilities.

•	Egencia entered into new travel agreements with Mölnlycke, a leading Swedish healthcare provider, and Teradyne, a leading supplier of automation equipment.

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Revenue	$3,276	$2,966	$8,664	$7,741
Costs and expenses:
Cost of revenue (1) (2)	504	459	1,489	1,320
Selling and marketing (1) (2)	1,501	1,461	4,558	4,174
Technology and content (1) (2)	404	350	1,200	1,015
General and administrative (1) (2)	202	141	597	478
Amortization of intangible assets	71	71	215	204
Impairment of goodwill	—	—	61	—
Legal reserves, occupancy tax and other	(78)	(1)	(74)	23
Restructuring and related reorganization charges	—	4	—	16
Operating income	672	481	618	511
Other income (expense):
Interest income	34	9	61	25
Interest expense	(47)	(44)	(149)	(130)
Other, net	(47)	(31)	(101)	(65)
Total other expense, net	(60)	(66)	(189)	(170)
Income before income taxes	612	415	429	341
Provision for income taxes	(81)	(66)	(56)	(22)
Net income	531	349	373	319
Net (income) loss attributable to non-controlling interests	(6)	3	16	4
Net income attributable to Expedia Group, Inc.	$525	$352	$389	$323

Earnings per share attributable to Expedia Group, Inc. available to common stockholders:
Basic	$3.51	$2.32	$2.59	$2.13
Diluted	3.43	2.23	2.54	2.06
Shares used in computing earnings per share (000's):
Basic	149,482	152,088	150,450	151,406
Diluted	153,153	157,760	153,404	156,520

Dividends declared per common share	$0.32	$0.30	$0.92	$0.86
_________

(1) Includes stock-based compensation as follows:
Cost of revenue	$3	$2	$8	$8
Selling and marketing	11	10	34	31
Technology and content	15	14	46	42
General and administrative	25	(19)	66	23

(2) Includes depreciation as follows:
Cost of revenue	$24	$25	$77	$73
Selling and marketing	12	10	34	27
Technology and content	127	113	370	325
General and administrative	8	8	26	24

EXPEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares which are reflected in thousands and par value)

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,920	$2,847
Restricted cash and cash equivalents	186	69
Short-term investments	458	468
Accounts receivable, net of allowance of $35 and $31	2,294	1,866
Income taxes receivable	36	21
Prepaid expenses and other current assets	278	269
Total current assets	6,172	5,540
Property and equipment, net	1,769	1,575
Long-term investments and other assets	717	845
Deferred income taxes	225	18
Intangible assets, net	2,101	2,309
Goodwill	8,157	8,229
TOTAL ASSETS	$19,141	$18,516
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,877	$1,838
Accounts payable, other	875	698
Deferred merchant bookings	4,795	3,219
Deferred revenue	346	326
Income taxes payable	175	33
Accrued expenses and other current liabilities	695	1,265
Current maturities of long-term debt	—	500
Total current liabilities	8,763	7,879
Long-term debt, excluding current maturities	3,727	3,749
Deferred income taxes	250	329
Other long-term liabilities	455	408
Redeemable non-controlling interests	19	22
Commitments and contingencies
Stockholders’ equity:
Common stock $.0001 par value	—	—
Authorized shares: 1,600,000
Shares issued: 231,039 and 228,467
Shares outstanding: 136,420 and 138,939
Class B common stock $.0001 par value	—	—
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	9,476	9,163
Treasury stock - Common stock, at cost	(5,439)	(4,822)
Shares: 94,619 and 89,528
Retained earnings	551	331
Accumulated other comprehensive income (loss)	(202)	(149)
Total Expedia Group, Inc. stockholders’ equity	4,386	4,523
Non-redeemable non-controlling interests	1,541	1,606
Total stockholders’ equity	5,927	6,129
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,141	$18,516

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine months ended September 30,
	2018	2017
Operating activities:
Net income	$373	$319
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	507	449
Amortization of stock-based compensation	154	104
Amortization of intangible assets	215	204
Impairment of goodwill	61	—
Deferred income taxes	(281)	(89)
Foreign exchange (gain) loss on cash, restricted cash and short-term investments, net	94	(82)
Realized gain on foreign currency forwards	(34)	(1)
Loss on minority equity investments, net	100	14
Other	27	(24)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(416)	(428)
Prepaid expenses and other assets	(12)	(85)
Accounts payable, merchant	42	259
Accounts payable, other, accrued expenses and other current liabilities	171	298
Tax payable/receivable, net	141	(29)
Deferred merchant bookings	957	1,018
Deferred revenue	21	19
Net cash provided by operating activities	2,120	1,946
Investing activities:
Capital expenditures, including internal-use software and website development	(634)	(526)
Purchases of investments	(1,714)	(1,713)
Sales and maturities of investments	1,692	921
Acquisitions, net of cash and restricted cash acquired	(40)	(169)
Other, net	41	8
Net cash used in investing activities	(655)	(1,479)
Financing activities:
Payment of long-term debt	(500)	—
Proceeds from issuance of long-term debt, net of issuance costs	—	992
Purchases of treasury stock	(620)	(154)
Proceeds from issuance of treasury stock	31	—
Payment of dividends to stockholders	(138)	(130)
Proceeds from exercise of equity awards and employee stock purchase plan	138	180
Changes in controlled subsidiaries, net	(62)	(4)
Other, net	(3)	(23)
Net cash provided by (used in) financing activities	(1,154)	861
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(119)	142
Net increase in cash, cash equivalents and restricted cash and cash equivalents	192	1,470
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	2,917	1,818
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$3,109	$3,288
Supplemental cash flow information
Cash paid for interest	$196	$162
Income tax payments, net	188	135

Expedia Group
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and unless noted do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2016	2017				2018			Y/Y
	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Growth
Gross bookings by segment
Core OTA	$14,650	$19,110	$18,954	$18,456	$16,182	$21,171	$21,011	$20,217	10%
HomeAway	1,299	2,697	2,123	2,013	1,913	3,947	2,814	2,496	24%
Egencia	1,454	1,804	1,761	1,728	1,670	2,078	2,073	1,963	14%
Total	$17,403	$23,610	$22,838	$22,197	$19,766	$27,196	$25,898	$24,676	11%

Gross bookings by geography
Domestic	$11,074	$15,128	$14,730	$13,540	$11,800	$16,582	$16,213	$15,232	13%
International	6,329	8,483	8,108	8,657	7,966	10,614	9,685	9,444	9%
Total	$17,403	$23,610	$22,838	$22,197	$19,766	$27,196	$25,898	$24,676	11%

Gross bookings by business model
Agency	$8,869	$11,342	$11,168	$10,392	$9,493	$12,445	$12,290	$11,442	10%
Merchant	7,235	9,572	9,546	9,792	8,360	10,803	10,794	10,739	10%
HomeAway	1,299	2,697	2,123	2,013	1,913	3,947	2,814	2,496	24%
Total	$17,403	$23,610	$22,838	$22,197	$19,766	$27,196	$25,898	$24,676	11%

Revenue by segment
Core OTA	$1,695	$1,700	$2,009	$2,314	$1,857	$1,926	$2,253	$2,527	9%
HomeAway	166	185	224	305	193	234	297	410	35%
Egencia	116	123	135	126	137	151	156	139	10%
Expedia Group (excluding trivago)	$1,977	$2,008	$2,368	$2,745	$2,187	$2,311	$2,706	$3,076	12%
trivago	183	286	328	338	215	319	280	295	(13)%
Intercompany eliminations	(67)	(104)	(110)	(117)	(83)	(122)	(106)	(95)	(18)%
Total	$2,093	$2,189	$2,586	$2,966	$2,319	$2,508	$2,880	$3,276	10%

Revenue by geography
Domestic	$1,201	$1,251	$1,459	$1,578	$1,255	$1,351	$1,632	$1,792	14%
International	892	938	1,127	1,388	1,065	1,157	1,248	1,484	7%
Total	$2,093	$2,189	$2,586	$2,966	$2,319	$2,508	$2,880	$3,276	10%

Revenue by business model
Agency	$567	$571	$684	$803	$629	$658	$777	$876	9%
Merchant	1,170	1,176	1,376	1,559	1,283	1,334	1,532	1,688	8%
Advertising & media	190	257	302	299	214	282	274	302	1%
HomeAway	166	185	224	305	193	234	297	410	35%
Total	$2,093	$2,189	$2,586	$2,966	$2,319	$2,508	$2,880	$3,276	10%

Adjusted EBITDA by segment
Core OTA	$528	$303	$486	$734	$534	$323	$561	$837	14%
HomeAway	42	6	39	126	31	(21)	78	209	66%
Egencia	21	27	28	20	19	27	30	19	(8)%
Unallocated overhead costs	(164)	(149)	(162)	(163)	(173)	(177)	(186)	(184)	13%
Expedia Group (excluding trivago)	$427	$187	$391	$717	$411	$152	$483	$881	23%
trivago	14	21	2	(8)	(9)	(28)	(20)	31	NM
Total	$442	$208	$393	$709	$402	$124	$463	$912	29%

Net income (loss) attributable to Expedia Group	$79	$(86)	$57	$352	$55	$(137)	$1	$525	49%

Expedia Group
Trended Metrics, continued
(All figures in millions)

	2016	2017				2018
	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Worldwide lodging (merchant, agency & HomeAway)
Room nights	64.9	64.0	79.9	93.5	74.8	73.9	89.6	105.3
Room night growth	23%	12%	21%	16%	15%	15%	12%	13%
Domestic room night growth	22%	7%	17%	12%	10%	10%	8%	9%
International room night growth	24%	17%	26%	22%	21%	21%	17%	16%
ADR growth	5%	2%	2%	4%	4%	7%	6%	4%
Revenue per room night growth	4%	1%	(4)%	(1)%	(4)%	—%	2%	(1)%
Lodging revenue	$1,444	$1,400	$1,744	$2,102	$1,606	$1,612	$1,992	$2,347
Lodging revenue growth	27%	12%	16%	15%	11%	15%	14%	12%

Worldwide air (merchant & agency)
Tickets sold growth	6%	8%	2%	4%	3%	1%	6%	4%
Airfare growth	(4)%	(3)%	1%	(2)%	1%	3%	1%	4%
Revenue per ticket growth	—%	(4)%	4%	(10)%	(3)%	10%	4%	6%
Air revenue	$176	$217	$202	$189	$176	$242	$223	$209
Air revenue growth	6%	4%	6%	(7)%	—%	11%	10%	11%

Notes:

•	The metrics above include Orbitz Worldwide following the acquisition on September 17, 2015 and HomeAway following the acquisition on December 15, 2015.

•
HomeAway gross bookings and room nights operating metrics include on-platform and reported transactions from all HomeAway brands, with the exception of BedandBreakfast.com and TopRural (which, if included, would collectively add less than an estimated 2% to each of gross bookings and room nights). Gross bookings and room nights for Stayz, Bookabach and Travelmob (which collectively represent less than 10% of total transactions) represent our best estimates, including gross bookings and room nights for Stayz and Bookabach that remain off-platform while we transition those brands to HomeAway platform brands, which started in the second quarter of 2018.

•	Advertising & Media Revenue includes 3rd party revenue from trivago. All trivago revenue is classified as international.

•
During the first quarter of 2018, we updated our allocations methodology and recast the historical domestic and international revenue and Adjusted EBITDA by segment information presented to be on a comparable basis.

•	Some numbers may not add due to rounding. All percentages above and throughout this release are calculated on precise, unrounded numbers.

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Core OTA: The Core Online Travel Agencies ("Core OTA") segment provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Brand Expedia, Hotels.com, Expedia Partner Solutions, Orbitz, Travelocity, Wotif, lastminute.com.au, ebookers, CheapTickets, Hotwire, Classic Vacations, Expedia Group Media Solutions, CarRentals.com, Expedia Local Expert, Expedia CruiseShipCenters, SilverRail and ALICE.
trivago: The trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
HomeAway: The HomeAway segment provides a range of travel services for the vacation rental industry through a global portfolio of brands including: HomeAway, VRBO, VacationRentals.com and BedandBreakfast.com, among others.
Egencia: The Egencia segment, including Traveldoo, provides managed travel services to corporate customers worldwide.
Corporate: Includes unallocated corporate expenses.
Lodging metrics: Reported on a stayed basis and includes both merchant and agency model hotel stays, as well as alternative accommodations primarily made available through HomeAway.
Room Nights: Room nights represent stayed hotel room nights for our Core OTA and Egencia reportable segments and property nights for our HomeAway reportable segment. Hotel room nights are reported on a stayed basis and include both merchant and agency hotel stays. Property nights are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.
Definitions of Non-GAAP Measures
Expedia Group reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash. We urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis and Legal Proceedings sections, as well as the notes to the financial statements, included in the Company's annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016 and the definition for Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011, 2012 and 2017. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.
Adjusted EBITDA is defined as net income (loss) attributable to Expedia Group adjusted for:
(1) net income (loss) attributable to non-controlling interests;
(2) provision for income taxes;
(3) total other expenses, net;
(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;

(5) acquisition-related impacts, including
(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.
Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia Group plus the following items, net of tax (which excludes the impact of significant changes resulting from tax legislation such as the Tax Cuts and Jobs Act):
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including;
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment;
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements;
(iii) upfront consideration paid to settle employee compensation plans of the acquiree; and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire or lose controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash;
(4) Since adoption of new accounting guidance in the first quarter of 2018, the changes in fair value of equity investments (other than those accounted for under the equity method and those that are consolidated);
(5) certain other items, including restructuring charges;
(6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(7) discontinued operations;
(8) the non-controlling interest impact of the aforementioned adjustment items; and
(9) unrealized gains (losses) on revenue hedging activities that are included in other, net.
We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia Group's combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia Group's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. We added additional detail for the capital expenditures associated with building our new headquarters facility in Seattle, Washington. We believe separating out capital expenditures for this discrete project is important to provide additional transparency to investors related to operating versus project-related capital expenditures. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia Group excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees' compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item.
Expedia Group, Inc. (excluding trivago) In order to provide increased transparency on the transaction-based component of the business, Expedia Group is reporting results both in total and excluding trivago.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization) by Segment

	Three months ended September 30, 2018
	Core OTA	trivago	HomeAway	Egencia	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$728	$27	$191	$7	$(281)	$672
Realized gain (loss) on revenue hedges	21	—	1	—	—	22
Legal reserves, occupancy tax and other	—	—	—	—	(78)	(78)
Stock-based compensation	—	—	—	—	54	54
Amortization of intangible assets	—	—	—	—	71	71
Depreciation	88	4	17	12	50	171
Adjusted EBITDA	$837	$31	$209	$19	$(184)	$912

	Three months ended September 30, 2017
	Core OTA	trivago	HomeAway	Egencia	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$664	$(10)	$115	$9	$(297)	$481
Realized gain (loss) on revenue hedges	(9)	—	—	—	—	(9)
Restructuring and related reorganization charges	—	—	—	—	4	4
Legal reserves, occupancy tax and other	—	—	—	—	(1)	(1)
Stock-based compensation	—	—	—	—	7	7
Amortization of intangible assets	—	—	—	—	71	71
Depreciation	79	2	11	11	53	156
Adjusted EBITDA	$734	$(8)	$126	$20	$(163)	$709
Operating Income excluding trivago

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(In millions)
Operating income	$672	$481	$618	$511
Less: trivago operating income (loss)(1)	21	(18)	(46)	(10)
Operating income excluding trivago	$651	$499	$664	$521
(1) Included within trivago's standalone operating income (loss) is trivago's stock-based compensation and intangible amortization, both of which are excluded from our segment performance measure, Adjusted EBITDA, and allocated to Corporate & Eliminations in the Adjusted EBITDA by Segment table above. For the three months ended September 30, 2018 and 2017, trivago's standalone stock-based compensation was $6 million for both periods. For the three months ended September 30, 2018 and 2017, trivago's standalone intangible amortization was less than $1 million for both periods.

Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(In millions)
Net income attributable to Expedia Group, Inc.	$525	$352	$389	$323
Net (income) loss attributable to non-controlling interests	6	(3)	(16)	(4)
Provision for income taxes	81	66	56	22
Total other expense, net	60	66	189	170
Operating income	672	481	618	511
Gain (loss) on revenue hedges related to revenue recognized	22	(9)	18	3
Restructuring and related reorganization charges	—	4	—	16
Legal reserves, occupancy tax and other	(78)	(1)	(74)	23
Stock-based compensation	54	7	154	104
Amortization of intangible assets	71	71	215	204
Impairment of goodwill	—	—	61	—
Depreciation	171	156	507	449
Adjusted EBITDA	$912	$709	$1,499	$1,310

Adjusted Net Income & Adjusted EPS

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(In millions, except share and per share data)
Net income attributable to Expedia Group, Inc.	$525	$352	$389	$323
Amortization of intangible assets	71	71	215	204
Stock-based compensation	54	7	154	104
Legal reserves, occupancy tax and other	(78)	(1)	(74)	23
Restructuring and related reorganization charges	—	4	—	16
Impairment of goodwill	—	—	61	—
Unrealized (gain) loss on revenue hedges	16	3	(13)	17
Loss on investments, net	40	8	101	14
Interest recognized on occupancy tax pay-to-play refund	(19)	—	(19)	—
Provision for income taxes	(38)	(43)	(91)	(145)
Non-controlling interests	(4)	(2)	(12)	(9)
Adjusted net income attributable to Expedia Group, Inc.	567	399	711	547
Less: Adjusted net income (loss) attributable to trivago	14	6	(12)	13
Adjusted net income excluding trivago	$553	$393	$723	$534

GAAP diluted weighted average shares outstanding (000's)	153,153	157,760	153,404	156,520
Additional dilutive securities (000's)	1,951	1,320	2,070	1,330
Adjusted weighted average shares outstanding (000's)	155,104	159,080	155,474	157,850

Diluted earnings per share	$3.43	$2.23	$2.54	$2.06

Adjusted earnings per share	$3.65	$2.51	$4.57	$3.47
Less: trivago adjusted earnings (loss) per share	0.09	0.04	(0.08)	0.08
Adjusted earnings per share excluding trivago	$3.56	$2.47	$4.65	$3.38

Free Cash Flow

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(In millions)
Net cash provided by (used in) operating activities	$(371)	$(443)	$2,120	$1,946

Headquarters capital expenditures	(49)	(13)	(119)	(40)
Non-headquarters capital expenditures	(174)	(156)	(515)	(486)
Less: Total capital expenditures	(223)	(169)	(634)	(526)

Free cash flow	$(594)	$(612)	$1,486	$1,420

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(In millions)
Cost of revenue	$504	$459	$1,489	$1,320
Less: stock-based compensation	(3)	(2)	(8)	(8)
Less: depreciation	(24)	(25)	(77)	(73)
Adjusted cost of revenue	477	431	1,404	1,238
trivago cost of revenue(1)	(2)	(3)	(5)	(5)
Adjusted cost of revenue excluding trivago	$475	$428	$1,399	$1,233

Selling and marketing expense	$1,501	$1,461	$4,558	$4,174
Less: stock-based compensation	(11)	(10)	(34)	(31)
Less: depreciation	(12)	(10)	(34)	(27)
Adjusted selling and marketing expense	1,478	1,441	4,490	4,117
trivago selling and marketing expense(1)(2)	(141)	(204)	(497)	(538)
Adjusted selling and marketing expense excluding trivago	$1,337	$1,237	$3,993	$3,579

Technology and content expense	$404	$350	$1,200	$1,015
Less: stock-based compensation	(15)	(14)	(46)	(42)
Less: depreciation	(127)	(113)	(370)	(325)
Adjusted technology and content expense	262	223	784	648
trivago technology and content expense(1)	(16)	(14)	(49)	(40)
Adjusted technology and content expense excluding trivago	$246	$209	$735	$608

General and administrative expense	$202	$141	$597	$478
Less: stock-based compensation	(25)	19	(66)	(23)
Less: depreciation	(8)	(8)	(26)	(24)
Adjusted general and administrative expense	169	153	505	432
trivago general and administrative expense(1)	(11)	(9)	(38)	(23)
Adjusted general and administrative expense excluding trivago	$158	$144	$467	$408
Note: Some numbers may not add due to rounding.
(1) trivago amount presented without stock-based compensation and depreciation as those are included with the consolidated totals above.
(2) Selling and marketing expense adjusted to add back Core OTA spend on trivago eliminated in consolidation.

Conference Call
Expedia Group will webcast a conference call to discuss third quarter 2018 financial results and certain forward-looking information on Thursday, October 25, 2018 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediagroup.com. Expedia Group expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management's expectations as of October 25, 2018 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as "estimate," "intend" and "expect," among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia Group's business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others:

•	an increasingly competitive global environment;

•
our failure to invest in evolving channels, offer new consumer choices, adapt to competitive or consumer preference developments, modify our current business models and practices or adopt new business models or practices in order to compete in a dynamic industry;

•	changes in search engine algorithms and dynamics or other traffic-generating arrangements;

•	our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners;

•	declines or disruptions in the travel industry;

•	our failure to maintain and expand our brand awareness or increased costs to do so;

•	our failure to invest in and adapt to technological developments and industry trends;

•	risks related to our acquisitions, investments or significant commercial arrangements;

•	risks related to regulatory developments that affect the vacation rental industry or HomeAway's continued transition to a primarily transaction-based business;

•	risks relating to our operations in international markets;

•	our failure to comply with current laws, rules or regulations, or changes to such laws, rules or regulations;

•	adverse application of existing tax laws, rules or regulations, or how these laws, rules or regulations are subject to interpretation by taxing authorities;

•	changes to the taxation of international business activities, the adoption of other corporate tax reform policies or changes in tax legislation or policies;

•	adverse outcomes in legal proceedings to which we are a party;

•	interruption, security breaches and lack of redundancy in our information systems;

•
our failure to comply with governmental regulation and other legal obligations related to our processing, storage, use, disclosure and protection of personal information, payment card information and other consumer data;

•	our failure to comply with international privacy regulations;

•	risks related to payments and fraud;

•	fluctuations in foreign exchange rates;

•	volatility in our stock price;

•	liquidity constraints or our inability to access the capital markets when necessary or desirable;

•	our failure to retain or motivate key personnel or hire, retain or motivate qualified personnel, including senior management;

•	changes in control of the Company;

•	management and/or director conflicts of interest;

•
risks related to actions taken by our business partners and third party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations;

•	risks related to the failure of counterparties to perform on financial obligations;

•	risks related to our long-term indebtedness, including our failure to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness;

•	our failure to protect our intellectual property and proprietary information from copying or use by others, including potential competitors;

as well as other risks detailed in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2017 and our quarterly report on Form 10-Q for the quarter ended September 30, 2018. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.
About Expedia Group

Expedia Group is the world's travel platform. We help knock down the barriers to travel, making it easier, more enjoyable, more attainable and more accessible. We are here to bring the world within reach for customers and partners around the globe. We leverage our platform and technology capabilities across an extensive portfolio of businesses and brands to orchestrate the movement of people and the delivery of travel experiences on both a local and global basis. Our family of travel brands includes: Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Egencia®, trivago®, HomeAway®, VRBO®, Orbitz®, Travelocity®, Wotif®, lastminute.com.au®, ebookers®, CheapTickets®, Hotwire®, Classic Vacations®, Expedia Group™ Media Solutions, CarRentals.com™, Expedia Local Expert®, Expedia® CruiseShipCenters®, SilverRail Technologies, Inc.™, ALICE® and Traveldoo®. For more information, visit www.expediagroup.com.

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